Exhibit 4.1
AMENDMENT NO. 9 TO RIGHTS AGREEMENT

Amendment No. 9 to Rights Agreement, dated as of August 31, 2022 (this “Amendment No. 9”), by and between PFSweb, Inc., a Delaware corporation (the “Company”), and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a Delaware corporation, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000, as amended by Amendment No. 1 thereto dated as of May 30, 2008, Amendment No. 2 thereto dated as of May 24, 2010, Amendment No. 3 thereto dated July 2, 2010 and Amendment No. 4 thereto dated as of May 15, 2013, Amendment No. 5 thereto dated as of June 18, 2015, Amendment No. 6 thereto dated as of July 30, 2015, Amendment No. 7 thereto dated as of June 27, 2018, and Amendment No 8 thereto dated as of August 24, 2021 (each, an “ Amendment” and collectively, as amended, the “ Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 9.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 9, the parties hereby agree as follows:

1. Amendment to Section 7.
(a) Amendment to Section 7(a). Section 7(a) of the Agreement is hereby amended by:
(1) deleting clause (i) therein and inserting the following as clause (i) therein:
“(i) the close of business on the 30th day after the Company’s 2023 annual meeting of stockholders, (the “Final Expiration Date”), unless continuation of this Agreement is approved by the stockholders of the Company at that meeting (with such amendments thereto, including any amendment to this Section 7(a), as may be approved at such meeting),” and
(2) adding the following as the last sentence thereof:
“The Company shall provide the Rights Agent with notice of the 2023 annual meeting and relevant dates referenced in Section 7(a)(i) promptly after the occurrence of such annual meeting,”
(b) Amendment to Section 7(b). Section 7(b) of the Agreement is hereby amended by:
"(b) The Purchase Price for each one-thousandth of a Series A Preferred Share pursuant to the exercise of a Right shall be $40.00, shall be subject to adjustment from time to time as provided in Section 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.":

2. Amendment to Exhibits B and C . Exhibits B and C of the Agreement are hereby amended to incorporate the applicable terms and provisions of the Agreement, including, for the avoidance of doubt, this Amendment No. 9 and the continuing provisions of all prior Amendments, and all conflicting or inconsistent terms therein shall be deemed amended and modified accordingly.

3. Amendment No. 9. This Amendment No. 9 is made pursuant to and compliant in all respects with Section 27 of the Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

4. Counterparts. This Amendment No. 9 may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A facsimile or pdf signature shall be considered the same as an original signature for purposes of execution of this Amendment No. 9.
5. Severability. If any term, provision, covenant or restriction of this Amendment No. 9 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 8 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
6. Governing Law. This Amendment No. 9 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 9 to be duly executed as of the day and year first above written.

PFSWEB, INC.
By:	/s/ Thomas J. Madden
Name:	Thomas J. Madden
Title:	Chief Financial Officer

COMPUTERSHARE INC., as Rights Agent
By:	/s/ Kathy Heagerty
Name:	Kathy Heagerty
Title:	Manager, Client Management